SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8 K-A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                December 22, 1999
                                (Date of report)


                               WORLD CALLNET, INC.

            DELAWARE                   1-12835                   75-2468002
    (State of Incorporation)    (Commission File Number)     (IRS Employer ID)


           Brecon House, Meridian Gate, 207 Marsh Wall, London E14 9YT
                    (Address of Principle Executive Offices)


                               011 44 171 335 8300
                         (Registrant's Telephone Number)



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ITEM 1.  Changes in Control of Registrant

         Refer to "ITEM 2. Acquisition or Disposition of Assets," below, for a description of the change in control of World CallNet, Inc. (the "Company") after giving effect to the amendment to the Stock Purchase Agreement, dated September 30, 1999, between the Company, MailTV Pty Ltd. and Paul Goodman-Simpson.

ITEM 2.  Acquisition or Disposition of Assets

         On September 30, 1999, World CallNet, Inc. (the "Company") entered into a stock purchase agreement (the "Agreement") with MailTV Pty Ltd. ("MailTV
Pty"), a company incorporated in the New South Wales, Australia, and Paul Goodman-Simpson the Company's President and Chief Executive Officer. Pursuant to the Agreement the Company was to issue to, and MailTV Pty was to acquire, 14,500,000 shares of common stock of the Company (the "Shares"), which represents approximately 50% of the Company's issued and outstanding shares on a fully diluted basis, for an aggregate purchase price of $13,593,750 plus 2,265,625 shares of the issued and outstanding common stock of KeyClub.net, Inc. (the "KeyClub Shares") owned by MailTV Pty. KeyClub.net, Inc. ("KeyClub") is a Florida corporation and its common stock trades publicly on the Over-the-Counter Electronic Bulletin Board under the symbol "KEYK." MailTV Pty is the majority owner of KeyClub.net Inc.

         The parties agreed that at the first closing of the Agreement, the Company was to issue to MailTV Pty 2,900,000 Shares (the "First Tranche Shares") and at the second closing, which was to take place on or before December 31, 1999, the Company was to issue to MailTV Pty 11,600,000 Shares (the "Second Tranche Shares"). The purchase price for the First Tranche Shares was to be the payment by MailTV Pty to the Company of $2,718,750, less certain amounts previously received by it from MailTV Pty, and the transfer by MailTV Pty of 453,125 KeyClub Shares owned by it. The purchase price for the Second Tranche Shares was to be the payment by MailTV Pty to the Company of $10,875,000 and the transfer MailTV Pty of 1,812,500 KeyClub Shares owned by it.

         As of the date hereof, MailTV Pty has funded only approximately $2.3 million of the $2.7 million payment required to be made to the Company in connection with the first closing. As a result, the Company and MailTV Pty agreed to amend the terms of the Agreement to provide for a multi tier Agreement pursuant to which MailTV Pty will still be required to pay consideration totaling $13.6 million in cash and 2,265,625 million shares in KeyClub.net Inc. for 2.9 million shares of the Company's Shares.

         As amended, the Agreement provides for the final closing to be deferred to January 31, 2000, provided that the Company receives a further partial installment payment of $3,000,000 and 500,000 KeyClub Shares from MailTV Pty on or prior to January 7, 2000. The Company may also agree to grant MailTV Pty a further extension to allow for a settlement on February 29, 2000, should this be required. Such extension shall be conditioned upon receipt of a further partial payment of $2,000,000 in cleared funds and 333,333 KeyClub Shares no later than January 31, 2000.


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         The  Agreement  has also been  amended as  follows:  (i) MailTV Pty has waived any and all rights that it had, or may have, to match any offer of funding that the Company wishes to engage in; (ii) any anti-dilution rights or other rights to subscribe to purchase any additional Shares that MailTV Pty has, or may have had, have been terminated; (iii) in the event that any of the payments required to be made by MailTV Pty are not fully satisfied on or before any of the dates provided for such payments, such event shall be deemed to
constitute  an  intentional  breach  of  the  covenants,   representations   and
warranties made by MailTV Pty contained in the Agreement, as amended, and shall be grounds for immediate and final termination of the Agreement, as amended; and
(iv) in the event that MailTV Pty fails to satisfy any of the conditions in the Agreement, as amended, and the Company elects to terminate the Agreement, as amended, the Company agrees to release MailTV Pty from any damages resulting from MailTV Pty's default in consideration for MailTV Pty's agreement that neither the Company nor Paul Goodman Simpson shall, in any way, be liable to MailTV Pty for any damages whatsoever resulting from termination of the Agreement, as amended.

ITEM 5.  Other Events.

         The Company has outstanding promissory notes in the principal amount of $1,150,000, which notes were issued in December 1998. Such notes are past due. The Company anticipates repaying the outstanding notes from the installment payments that have been agreed to be made by MailTV Pty.

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)      Exhibits

   Number         Description
------------      -----------

10.1 Stock Purchase Agreement, dated as of September 30, 1999, by and among World CallNet, Inc., MailTV Pty Ltd. and Paul Goodman-Simpson, which includes form of Registration Rights Agreement to be issued to MailTV Pty.(1)

10.2 Agreements, dated December 15, 1999 and December 22, 1999, between World CallNet, Inc., MailTV Pty Ltd. and Paul Goodman-Simpson, to amend the Stock Purchase Agreement, dated as of September 30, 1999, by and among World CallNet, Inc., MailTV Pty Ltd. and Paul Goodman-Simpson.

----------------

(1) Incorporated by reference to the Company's Current Report on Form 8-K, as amended, as filed on October 15, 1999.

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         SIGNATURE


         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

                                       WORLD CALLNET, INC.
                                       ------------------
                                         (Registrant)


December 22, 1999                     /s/  Paul Goodman-Simpson
                                           --------------------
                                           Paul Goodman-Simpson, Director,
                                           President and Chief Executive Officer